Exhibit 99.1

VIVUS ANNOUNCES FAVORABLE MARKMAN RULING IN QSYMIA® PATENT LITIGATION

Majority of VIVUS’ claim constructions adopted in ruling

MOUNTAIN VIEW, Calif., July 21, 2016— VIVUS, Inc. (NASDAQ: VVUS) today announced that the United States District Court for the District of New Jersey has issued a claim construction (Markman) ruling governing patent litigation brought by VIVUS against Actavis Laboratories FL, Inc., Actavis Pharma, Inc., and Actavis Inc., collectively referred to as Actavis, and Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd., collectively referred to as Teva. The lawsuits were filed in response to Abbreviated New Drug Applications, or ANDAs, filed by Actavis and Teva. In these applications, Actavis and Teva seek to market and sell a generic version of the currently approved doses of Qsymia® (phentermine and topiramate extended-release) capsules CIV prior to the expiration of U.S. Patents listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. There are ten (10) VIVUS patents asserted in the litigation, the last of which expires in 2029.

VIVUS filed the lawsuits on the basis that Actavis’ and Teva’s proposed generic products infringe the VIVUS patents. In a Markman ruling, also known as a claim construction ruling, the Court determines the meaning of disputed patent claim terms at issue in patent litigation. In a July 20, 2016 Markman ruling, Judge Stanley R. Chesler adopted VIVUS’ proposed constructions for all but one of the disputed claim terms and adopted a compromise construction that was acceptable to VIVUS for the final claim term. The next phase of the ongoing litigation with Actavis will be expert discovery. The Teva case remains in fact discovery.  No trial date has been scheduled in either case.

“We are extremely pleased with the Court’s claim construction ruling, which we believe benefits our case significantly,” said Seth Fischer, VIVUS’ CEO. “We remain confident in the strength of our intellectual property for Qsymia and plan to defend the patents vigorously.”

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the failure to protect our intellectual property and litigation in which we are involved or may become involved; risks and uncertainties related to our ability to work with leading cardiovascular outcome trial experts in planning substantial revisions to the original design and execution of the clinical post-marketing cardiovascular outcomes trial, or CVOT, with the goal of reducing trial costs and obtaining FDA agreement that the revised CVOT would fulfill the requirement of demonstrating the long-term cardiovascular safety of Qsymia; risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value; risks and uncertainties related to the impact of promotional programs for Qsymia on our net product revenue and net income (loss) in future periods; risks and uncertainties related to the impact of the return of the U.S. and Canadian rights for the commercialization of STENDRA; risks and uncertainties related to our ability, either by ourselves or through a third party, to successfully commercialize STENDRA in the U.S. and Canada; risks and uncertainties related to our ability to successfully commercialize Qsymia including risks and uncertainties related to expansion to retail distribution, the broadening of payor reimbursement, the expansion of Qsymia’s primary care presence, changing market dynamics shifting prescribing towards obesity specialists, and the outcomes of our discussions with pharmaceutical companies and our strategic and franchise-specific pathways for Qsymia; risks and uncertainties related to our ability to commercialize Qsymia efficiently in 2016; and risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with MTPC in which we do not have or will be ending a commercial collaboration, including the U.S., Canada and Latin America. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2015 as filed on March 9, 2016 and as amended by the Form 10-K/A filed on April 22, 2016, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.

Mark K. Oki

Chief Financial Officer

oki@vivus.com

650-934-5200

Investor Relations: The Trout Group

Brian Korb

Senior Vice President

bkorb@troutgroup.com

646-378-2923